UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2014

NTELOS HOLDINGS CORP.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-51798 (Commission File Number)	36-4573125 (IRS Employer Identification No.)

1154 Shenandoah Village Drive, Waynesboro, Virginia 22980
(Address of Principal Executive Offices) (Zip Code)

(540) 946-3500
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 2, 2014, NTELOS Holdings Corp., a Delaware corporation (the “Company”), announced that, in connection with its decision to focus its resources on its Virginia West and West Virginia regions, it has agreed to sell its 1900 MHz PCS wireless spectrum licenses in the Virginia East region (the “Virginia East Licenses”) to T-Mobile License LLC, a Delaware limited liability company (“T- Mobile”). In connection with the sale of the Virginia East Licenses to T-Mobile, the Company’s subsidiaries NTELOS Inc. and Richmond 20 MHz, LLC (the “Company Subsidiaries”), entered into a License Purchase Agreement (the “License Purchase Agreement”) dated December 1, 2014 with T-Mobile.

Pursuant to the License Purchase Agreement, the Company Subsidiaries will sell the Virginia East Licenses to T-Mobile for cash consideration of approximately $56 million, subject to upward adjustment if the closing occurs after April 15, 2015.

In order to facilitate the wind down of the Company’s Virginia East wireless operations, upon the closing of the transactions under the License Purchase Agreement, the Company Subsidiaries and T-Mobile will enter into a lease agreement (the “Lease Agreement”) pursuant to which the Company Subsidiaries will be able to continue using the Virginia East Licenses for varying terms ranging from June 30, 2015 through November 15, 2015, subject to possible adjustment if the closing occurs after April 15, 2015.

The closing of the purchase and sale of the Virginia East Licenses is subject to customary closing conditions, including, without limitation, the approval of the transactions contemplated by the License Purchase Agreement by the Federal Communications Commission. The License Purchase Agreement also contains customary representations, warranties and covenants with regard to the parties and the Virginia East Licenses, as well as certain customary termination rights and indemnification provisions.

The foregoing description of the License Purchase Agreement is qualified in its entirety by reference to the full text of the License Purchase Agreement, which is filed hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 2.05 Costs Associated with Exit or Disposal Activities.

The information described under Item 1.01 above is incorporated herein by reference.

The Company currently estimates that it will incur approximately $55 million of costs associated with the wind down of Virginia East operations. The Company is currently unable, in good faith, to make a determination of an estimate of the total amount or range of amounts for each major type of cost expected to be incurred or an estimate of the amount or range of amounts of the charges that will result in future cash expenditures.

The Company will amend the disclosure in this Current Report on Form 8-K after it has determined such estimates.

Item 2.06 Material Impairments.

The information described under Item 1.01 above is incorporated by reference.

In connection with the sale of the Virginia East Licenses the Company anticipates that it will incur an after-tax asset impairment charge expected to be recorded in the fourth quarter of 2014. The charge relates to certain assets being utilized in the Virginia East region, primarily the Virginia East Licenses and network equipment. The Company estimates that the asset impairment charge related to the Virginia East Licenses will be approximately $30 million. The Company is currently unable, in good faith, to make a determination of an estimate of the total amount or range of amounts of the asset impairment charge related to the other assets.

The Company will amend the disclosure in this Current Report on Form 8-K after it has determined such an estimate.

Item 7.01 Regulation FD Disclosure.

On December 2, 2014, the Company issued a press release relating to the entry into the License Purchase Agreement with T-Mobile. This press release also confirms prior financial guidance for 2014 and contains a preliminary outlook for 2015. A copy of the press release is attached as Exhibit 99.1 hereto. Attached as Exhibit 99.2 is a copy of an investor presentation that will be discussed on the conference call for investors and analysts on December 2, 2014.

Such information shall not be deemed “filed” for purposes of Section 18 of the Securities Act of 1934 nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, except as shall be expressly stated by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibit No.	Description
	Exhibit 10.1	License Purchase Agreement dated as of December 1, 2014, by and among T-Mobile License LLC, Richmond 20 MHz, LLC and NTELOS Inc.
	Exhibit 99.1	Press release dated December 2, 2014
	Exhibit 99.2	Investor presentation dated December 2, 2014

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.
Date: December 2, 2014

NTELOS HOLDINGS CORP.

By:	/s/ Brian J. O’Neil
Brian J. O’Neil
Executive Vice President, General
Counsel and Secretary

EXHIBIT INDEX

(d)	Exhibit No.	Description
	Exhibit 10.1	License Purchase Agreement dated as of December 1, 2014, by and among T-Mobile License LLC, Richmond 20 MHz, LLC and NTELOS Inc.
	Exhibit 99.1	Press release dated December 2, 2014
	Exhibit 99.2	Investor presentation dated December 2, 2014

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